Exhibit 99.1

Press Release

For further information:

EXACT Sciences Corporation

Charles R. Carelli Jr.

Chief Financial Officer

+1 (508) 683-1275

EXACT SCIENCES RECEIVES NASDAQ DELISTING NOTICE; INTENDS TO REQUEST HEARING

Marlborough, MA – August 13, 2008 – EXACT Sciences Corporation (NASDAQ: EXAS) today announced that on August 12, 2008, the Company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the “Staff”) indicating that the Company has not regained compliance with the $50 million market value of listed securities requirement set forth in NASDAQ Marketplace Rule 4450(b)(1)(A).  The letter follows prior correspondence from the Staff regarding the Company’s market value of listed securities, which was disclosed in the Company’s press release dated July 11, 2008.

The Staff has indicated that the Company’s common stock is subject to delisting from NASDAQ and trading in the Company’s shares would be suspended at the opening of business on August 21, 2008 unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  The Company plans to request a hearing before the Panel, which will postpone any delisting action until the Panel renders a decision subsequent to the hearing.

EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop patient-friendly screening technologies for use in the detection of cancer.  EXACT maintains an exclusive license agreement in the United States and Canada with Laboratory Corporation of America® Holdings (LabCorp®) allowing LabCorp to offer a laboratory-developed testing service based on certain of EXACT Sciences’ intellectual property.  EXACT continues to retain rights for the development of any U.S. Food and Drug Administration approved in vitro diagnostic kit, and rights to license its technologies outside of the United States and Canada.  EXACT Sciences’ stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society, the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, American Society for Gastrointestinal Endoscopy and the American College of Physicians), and the American College of Radiology.  EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning the potential delisting of its common stock on the NASDAQ Global Market and the timing thereof.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things,; EXACT Sciences’ ability to attract prospective collaborators or other parties to enter into a collaboration, acquisition or other strategic transaction with EXACT; the ability to raise additional capital on acceptable terms and the clinical performance and market acceptance of its technologies. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

###